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                                                                       EXHIBIT A
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N E W S   R E L E A S E


FOR IMMEDIATE RELEASE


Contact:  Brett Samsky
          CompuCredit Corporation
          770 206-6200




COMPUCREDIT ANNOUNCES IT WILL NOT PROCEED WITH OFFERING DUE TO MARKET CONDITIONS


(Atlanta, GA) CompuCredit Corporation (NASDAQ: CCRT) today announces that it will not proceed with its previously disclosed plan to offer up to $100 million of convertible preferred stock.

"The deterioration in market conditions, especially when contrasted with our strong business fundamentals, makes an offering unattractive at this time," said David Hanna, CompuCredit's Chairman and Chief Executive Officer. "The proposed offering as originally contemplated was an opportunistic transaction designed to raise additional capital and fund growth in excess of that contemplated by our business plan," added Hanna.

Additionally, Hanna said that "our current growth plans remain very strong. We continue to add 20,000 to 25,000 new customers each week. In addition to our traditional growth channels, we launched our internet site for applications,

www.AspireCard.com, and we think this will allow us to add more customers
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through alternative channels."  During the second quarter of this year,
CompuCredit added over 277,000 new customers, placing it in the top ten credit card companies in the country for new account origination.

CompuCredit Corporation is a credit card company that uses technology based analytical techniques it has developed to identify credit-worthy consumers who it believes are not currently being served by more traditional consumer credit providers. CompuCredit completed its initial public offering in April 1999. CompuCredit markets Aspire(R) Visa(R) credit cards to these consumers on an unsecured basis. CompuCredit also markets life insurance, card registration, telecommunication products, membership in buying clubs, travel services and debt waiver programs to its cardholders. Aspire Visa cards are issued by Columbus Bank and Trust under an agreement with CompuCredit. CompuCredit was included in the Russell 2000(R) Index in July of this year.

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This press release includes statements concerning our operations, prospects, strategies, financial condition, future economic performance and consumer demand for our products, as well as our intentions, plans and objectives that are forward-looking statements within the meaning of the federal securities laws and are intended to have the benefit of the federal safe harbor for forward-looking statements. CompuCredit can give no assurance that its plans or expectations, as reflected in these forward-looking statements will be achieved. These forward-looking statements are subject to various assumptions, risks, trends, uncertainties and other factors that could cause actual results to differ materially from those that are currently planned or expected. These factors include the risks set forth under the caption "Risk Factors" in CompuCredit's prospectus dated April 22, 1999 on file with the Securities and Exchange Commission. Moreover, as a consequence of those or other factors, CompuCredit's plans or expectations may change. CompuCredit undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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